Exhibit 2.2

Amendment No. 1 to the Purchase and Sale Agreement

This Amendment No. 1 to the Purchase and Sale Agreement (this “Amendment”), is entered into this 22nd day of December, 2004, by and among TPS TEJAS GP, LLC, a Delaware limited liability company (the “Seller GP” or a “Seller”), TPS TEJAS LP, LLC, a Delaware limited liability company (the “Seller LP” or a “Seller” and, together with the Seller GP, collectively the “Sellers”) on the one hand, and FRONTERA GENERATION GP, INC., a Delaware corporation (the “Purchaser GP” or a “Purchaser”), and CENTRICA US HOLDINGS INC. a Delaware corporation (the “Purchaser LP” or a “Purchaser”, and together with the Purchaser GP, collectively the “Purchasers”) on the other hand. Sellers and Purchasers are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties”.

Recitals

1.	The Parties entered into that certain Purchase and Sale Agreement dated as of December 1, 2004 (the “Agreement”).

2.	The Parties have agreed to amend certain provisions of the Agreement as more fully set forth herein.

3.	All capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Agreement.

Amended Provisions of the Agreement

NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Agreement as follows:

1.	The first sentence of Section 3.1(c) of the Agreement is deleted in its entirety and replaced with the following:

Subject to the terms and conditions hereof, the Parties shall consummate the Transactions (the “Closing”) on December 22, 2004. Any condition to the Closing that requires delivery of executed documents shall be deemed satisfied by the delivery of electronic or facsimile copies of those executed deliverables, and each Party agrees to send to the other party original versions of each such document by overnight courier for delivery on December 23, 2004.

2.	The first sentence of Section 3.3(b)(ii) of the Agreement is deleted in its entirety and replaced with the following:

Within seven (7) Business Days after the Closing, Purchasers shall physically audit the actual Inventory then located at the Facility.

3.	Section 6.11(d)(i) of the Agreement is deleted in its entirety and replaced with the following:

On the Closing Date, Sellers shall (A) pursuant to Purchasers’ instruction, arrange for the transportation to Purchasers via a courier service designated by Purchasers, or shall cause to be present at the Facility, originals of all finance and accounting logs and records (other than any finance and accounting books, logs and records that are not closed prior to Closing), all material partnership record books, copies of all Environmental Permits and Non-Environmental Permits, and all finance, accounting and operational logs and records (including working policies and procedures, operating manuals, past reports, environmental compliance policies, procedures, reporting templates and historical data (including data from CEMS databases) and health and safety policies and practices) of the Company and of the Sellers and their Affiliates, including the Facility Operator, relating solely or primarily to the Facility or the Company, with the understanding that delivery on the Closing Date of the aforementioned deliverables in this clause (d)(i)(A) to the courier service designated by Purchasers shall be deemed delivery by Sellers of the same to Purchasers at Closing, and (B) transfer to the Company or Purchasers all information, data and records associated with the matters described in clause (d)(i)(A) above in accordance with the procedures developed pursuant to the Transition Services Agreement.

Amendment to the Purchase and Sale Agreement

4.	Section 8.12 of the Agreement is deleted in its entirety and replaced with the following:

Assignment of Certain Contracts. Sellers shall have caused TECO EnergySource, Inc. to assign to Energy America, LLC or an Affiliate of Purchaser GP designated by Purchasers those Contracts listed on Schedule 8.12.

5.	Schedule 6.14 attached to the Agreement is deleted in its entirety and replaced with Schedule 6.14 attached hereto.

All other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

[The remainder of this page is intentionally left blank.]

Amendment to the Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date set forth above.

SELLERS	PURCHASERS

TPS TEJAS GP, LLC	FRONTERA GENERATION GP, INC.

By:	By:
Name:	Name:
Title:	Title:	Authorized Representative

TPS TEJAS LP, LLC	CENTRICA US HOLDINGS INC.

By:	By:
Name:	Name:
Title:	Title:	Authorized Representative

Amendment to the Purchase and Sale Agreement